AUTOMATIC AND FACULTATIVE

YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

Effective November 1, 1997

Between

AMERICAN NATIONAL INSURANCE COMPANY

(“Ceding Company”)

One Moody Plaza

Galveston, Texas 77550

And

SECURITY LIFE OF DENVER INSURANCE COMPANY

(“Reinsurer”)

Security Life Center

1290 Broadway

Denver, Colorado 80203-5699

Reinsurer Agreement No. 0598-2963

AUTOMATIC AND FACULTATIVE

YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

This Agreement is between

AMERICAN NATIONAL INSURANCE COMPANY,

One Moody Plaza, Galveston, Texas 77550

And

SECURITY LIFE OF DENVER INSURANCE COMPANY, Security Life Center, 1290 Broadway, Denver, Colorado 80203-5699.

The Reinsurer agrees to reinsure certain portions of the Ceding Company’s contract risks as described in the terms and conditions of this Agreement, which includes any attached Schedules and Exhibits.

This reinsurance Agreement constitutes the entire Agreement between the parties with respect to the business being reinsured hereunder and there are no understandings between the parties other than as expressed in this Agreement.

Any change or modification to this Agreement is null and void unless made by amendment to this Agreement and signed by both parties.

In witness of the above, the Ceding Company and the Reinsurer have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of November 1, 1997.

AMERICAN NATIONAL INSURANCE COMPANYSECURITY
LIFE OF DENVER INSURANCE COMPANY

AUTOMATIC AND FACULTATIVE YEARLY RENEWABLE TERM

REINSURANCE AGREEMENT

TABLE OF CONTENTS

1.        PARTIES TO AGREEMENT                                                  4
2.        REINSURANCE BASIS                                                     4
3.        AUTOMATIC REINSURANCE TERMS                                           4
          a.       CONVENTIONAL UNDERWRITING                                    4
          b.       RETAINED AMOUNT                                              5
          c.       REINSURERS' AUTOMATIC ACCEPTANCE LIMITS                      5
          d.       AUTOMATIC IN FORCE AND APPLIED FOR LIMIT                     5
          e.       RESIDENCE                                                    5
          f.       MINIMUM CESSION                                              5
          g.       NO PRIOR FACULTATIVE SUBMISSIONS                             5
4.        AUTOMATIC REINSURANCE NOTICE PROCEDURE                                5
5.        FACULTATIVE REINSURANCE                                               6
6.        COMMENCEMENT OF REINSURANCE COVERAGE                                  6
          a.       AUTOMATIC REINSURANCE                                        6
          b.       FACULTATIVE REINSURANCE                                      6
          c.       PRE-ISSUE COVERAGE                                           7
7.        BASIS OF REINSURANCE AMOUNT AND REINSURANCE PREMIUM RATES             7
          a.       LIFE REINSURANCE                                             7
          b.       SUPPLEMENTAL BENEFITS                                        7
                   i.       WAIVER OF PREMIUM                                   7
                   ii.      POLICY SPLIT OPTION                                 8
                   iii.     CONTEMPLATION OF DEATH RIDER                        8
                   iv.      AUTOMATIC INCREASE RIDER                            8
          c.       PRELIMINARY TERM INSURANCE                                   8
          d.       TERM INSURANCE RENEWALS                                      8
          e.       TABLE RATED SUBSTANDARD PREMIUMS                             8
          f.       FLAT     EXTRA PREMIUMS                                      8
          g.       PREMIUM ADJUSTMENTS                                          8
8.        CASH VALUES OR LOANS                                                  9
9.        PAYMENT OF REINSURANCE PREMIUMS                                       9
          a.       PREMIUM DUE                                                  9
          b.       FAILURE TO PAY REINSURANCE PREMIUMS                          9
          c.       OVERPAYMENT OF REINSURANCE PREMIUM                           9
          d.       UNDERPAYMENT OF REINSURANCE PREMIUM                          9
          e.       RETURN OF REINSURANCE PREMIUM                                9
          f.       UNEARNED REINSURANCE PREMIUMS                                10
10.       PREMIUM TAX REIMBURSEMENT                                             10
11.       DAC TAX AGREEMENT                                                     10
12.       REPORTS                                                               10
13.       RESERVES FOR REINSURANCE                                              11
14.       DEATH AND DISABILITY WAIVER OF PREMIUM CLAIMS                         11
          a.       NOTICE OF DEATH                                              11
          b.       PROOFS                                                       11
          c.       DEATH CLAIMS PAYABLE                                         11
          d.       AMOUNT AND PAYMENT OF DEATH CLAIMS                           11
          e.       CONTESTED CLAIMS                                             12
          f.       CLAIM EXPENSES                                               12
          g.       EXTRACONTRACTUAL DAMAGES                                     12
15.       POLICY CHANGES                                                        13
          a.       NOTICE                                                       13
          b.       INCREASES                                                    13
          c.       REDUCTIONS OR TERMINATIONS                                   13
          d.       RISK CLASSIFICATION CHANGES                                  13
16.       EXCHANGES AND REPLACEMENTS                                            13
          a.       NOTICE                                                       13
          b.       EXCHANGES AND REPLACEMENTS                                   13
          c.       POLICY SPLIT OPTION                                          14
          d.       DE-ARBITRAGE ON POLICIES SOLD BY STP                         14
17.       POLICYHOLDER REINSTATEMENTS                                           14
          a.       AUTOMATIC REINSTATEMENT                                      14
          b.       FACULTATIVE REINSTATEMENT                                    14
          c.       PREMIUM ADJUSTMENT                                           14
18.       INCREASE IN MAXIMUM DOLLAR RETENTION LIMITS AND RECAPTURE             15
          a.       NEW BUSINESS                                                 15
          b.       RECAPTURE                                                    15
19.       ERROR AND OMISSION                                                    15
20.       INSOLVENCY                                                            16
21.       ARBITRATION                                                           17
22.       OFFSET                                                                18
23.       GOOD FAITH; FINANCIAL SOLVENCY                                        18
24.       TERM OF THIS AGREEMENT AND TERMINATION                                18
25.       MEDICAL INFORMATION BUREAU                                            18
26.       SEVERABILITY                                                          19
27.       SURVIVAL                                                              19
28.       NON-WAIVER                                                            19
29.       TEXAS LAW AND JURISDICTION                                            19

                                               Listing of Schedules:

SCHEDULE A - COVERAGE AND LIMITS
           1.      Plans Reinsured
           2.      Reinsurance Amount
           3.      Ceding Company's Maximum Dollar Retention Limits
           4.      Reinsurers' Automatic Acceptance Limits
           5.      Automatic In Force and Applied for Limits
           6.      Premium Due
           7.      Recapture Period
           8.      Net Amount at Risk

SCHEDULE B - RIEINSURANCE PREMIUMS
           1.      Reinsurance Premiums - Life
           2.      Reinsurance Premiums-- Supplemental Benefits
           3.      Age Basis
           B--I:    Standard Annual Reinsurance Premiums 1980 CSO Table, Age Last Birthday
           B--Il:   Standard Annual Reinsurance Premiums Frasierization Calculation
           B--Ill:  Standard Annual Reinsurance Premiums American National COl Factors
           B--IV:   Standard Annual Reinsurance Premiums Joint Equal Age Calculation
           B--V:    Standard Annual Reinsurance Premiums
                    Survivorship Variable Universal Life Current Cost of Insurance Rates
           B--VI:   Standard Annual Reinsurance Premiums 75-80 SOA ALB Table
           B--VII:  Standard Annual Reinsurance Premiums Single L~/e Discount Factor

SCHEDULE C - REPORTING INFORMATION
           Information on Risks Reinsured
           Sample Policy Exhibit Summary
           Sample Reserve Credit Summary
           Sample Accounting Summary

SCHEDULE D - FACULTATIVE FORMS
           Application for Reinsurance
           Notification of Reinsurance

EXHIBIT I - CEDING COMPANY'S UNDERWRITING GUIDELINES

AUTOMATIC AND FACULTATIVE YEARLY RENEWABLE TERM

REINSURANCE AGREEMENT

PARTIES TO AGREEMENT.

This Agreement is solely between the Reinsurer and the Ceding Company. There is no third party beneficiary to this Agreement. Reinsurance under this Agreement will not create any right or legal relationship between the Reinsurer and any other person, for example, any insured, policyholder, agent, beneficiary, assignee, or other reinsurer. The Ceding Company agrees that it will not make the Reinsurer a party to any litigation between any such third party and the Ceding Company. In order to decrease the likelihood of any third party litigation, the Ceding Company and the Reinsurer will use their best efforts to maintain confidentiality with regard to the agreements or transactions that are between the Ceding Company and the Reinsurer, unless the Ceding Company or the Reinsurer gives prior written approval for the use of its own name, however, the Reinsurer shall be permitted to share information with regards to this Agreement with its retrocessionaires and affiliates to the extent necessary to carry out the purposes of this Agreement. Nothing herein shall prevent either party from responding to a properly issued subpoena, court order, or other compulsory process. To the extent practicable the disclosing party shall give advance written notice to the other party prior to such disclosure.

The terms of this Agreement are binding upon the parties, their representatives, successors, and assigns. The parties to this Agreement are bound by ongoing and continuing obligations and liabilities until this Agreement terminates for new business and the underlying policies are no longer in force, whichever occurs later. This Agreement shall not be bifurcated, partially assigned, or partially assumed unless agreed to by both parties.

2.     REINSURANCE BASIS.

This Agreement, including the attached Schedules, states the terms and conditions of automatic and facultative reinsurance that is on a Yearly Renewable Term basis. This Agreement is applicable only to reinsurance of policies directly written by the Ceding Company. Any policies acquired through merger with another company, reinsurance, or purchase of another company’s policies are not included under the terms of this Agreement.

3.     AUTOMATIC REINSURANCE TERMS.

The Ceding Company agrees to cede and the Reinsurer agrees to automatically accept contractual risks on the life insurance plans and supplemental benefits shown in Section 1 of Schedule A, subject to the following requirements:

    a.        CONVENTIONAL UNDERWRITING..

The Ceding Company affirms that its underwriting rules applicable to the reinsured policies and in use as of the effective date of this Agreement have been supplied to the Reinsurer as listed in Exhibit I.

The Ceding Company will notify the Reinsurer of any proposed material changes in its retention schedule and/or underwriting and issue rules and/or premium rates and/or policy forms. This Agreement will not extend to policies issued pursuant to such changes unless the Reinsurer has consented in writing to accept policies subject to such changes. Once approved by the Reinsurer, the change becomes part of Exhibit I by reference and will be considered part of the underwriting guidelines from that time forth.

It is the Ceding Company’s responsibility to ensure that the applicable forms are in compliance with current Medical Information Bureau (M.I.B.) regulations.

Some examples of non-customary underwriting practices that are not acceptable for automatic reinsurance under this Agreement are table-shaving programs, guaranteed issue, any form of simplified underwriting, short-form applications, any form of non-customary non-medical underwriting limits, or internal or external policy exchanges that do not require conventional underwriting.

Some examples of unacceptable issue practices that are not acceptable for automatic reinsurance under this Agreement are the issuance of a policy that has contestability or suicide clauses with time limitations that are shorter than the maximum allowed by state law and policy exchanges, replacements or term conversions resulting from policies not originally reinsured by the Reinsurer.

    b.        RETAINED AMOUNT.

Subject to the retention limits shown in Section 3 of Schedule A, the Ceding Company will retain, and not otherwise reinsure, an amount of insurance on each life equal to its quota share percentage amount of the policy as set forth in Section 2.a. of Schedule A. If the Ceding Company’s retained quota share percentage amount is zero, automatic reinsurance is not available.

    c.        REINSURERS’ AUTOMATIC ACCEPTANCE LIMITS.

On any one life, the amount automatically reinsured under all agreements with all reinsurers must not exceed the Reinsurers’ Automatic Acceptance Limits shown in Section 4 of Schedule A.

    d.        AUTOMATIC IN FORCE AND APPLIED FOR LIMIT.

The total amount of life insurance in force and applied for on any one life with all companies, of which the Ceding Company is aware, must not exceed the In Force and Applied For Limit shown in Section 5 of Schedule A.

    e.        RESIDENCE.

Each insured must be a resident of the United States or Canada at the time of issue or meet the guidelines shown in Exhibit I.

    f.        MINIMUM CESSION.

The minimum amount of reinsurance per cession that the Reinsurer will accept is $25,000.00 and reinsurance of a cession will be terminated when the amount reinsured is less than $25,000.00.

    g.        NO PRIOR FACULTATIVE SUBMISSIONS..

To be eligible for automatic reinsurance, the risk must not have been submitted on a facultative basis to the Reinsurer or any other reinsurer, within the last three years, unless the reasons for the original facultative submission no longer apply.

4.     AUTOMATIC REINSURANCE NOTICE PROCEDURE.

After the policy has been paid for and delivered, the Ceding Company will submit all relevant individual policy information, as defined in Schedule C, in its next statement to the Reinsurer.

5.     FACULTATIVE REINSURANCE.

The Ceding Company may apply for facultative reinsurance with the Reinsurer on a risk if the automatic reinsurance terms are not met, or if the terms are met and it prefers to apply for facultative reinsurance. If the Ceding Company wishes to obtain a facultative quote from other reinsurers on a risk eligible for automatic reinsurance, the risk must also be submitted to the Reinsurer for a facultative offer. The following items must be submitted to obtain a facultative quote:

a.	A form substantially similar to the Reinsurer’s “Application for Reinsurance” form shown in Schedule D.

b.

Copies of the original insurance application, medical examiner’s reports, financial information, and all other papers and information obtained by the Ceding Company regarding the insurability of the risk.

c.	The initial and ultimate risk amounts requested.

After receipt of the Ceding Company’s application, the Reinsurer will promptly examine the materials and notify the Ceding Company either of the terms and conditions of the Reinsurer’s offer for facultative reinsurance or that no offer will be made. The Reinsurer’s offer expires 120 days after the offer is made, unless the written offer specifically states otherwise. If the Ceding Company accepts the Reinsurer’s offer, then the Ceding Company will note its acceptance in its underwriting file and mail, as soon as possible but no later than 90 days, a formal reinsurance cession to the Reinsurer using a form substantially similar to the “Notification of Reinsurance” form shown in Schedule D. If the Ceding Company does not accept the Reinsurer’s offer, then the Ceding Company will notify the Reinsurer in writing, as soon as possible.

6.     COMMENCEMENT OF REINSURANCE COVERAGE.

Commencement of the Reinsurer’s reinsurance coverage on any policy or pre-issue risk under this Agreement is described below:

    a.        AUTOMATIC REIN5URANCE.

The Reinsurer’s reinsurance coverage for any policy that is ceded automatically under this Agreement will begin and terminate simultaneously with the Ceding Company’s contractual liability for the policy reinsured, unless otherwise terminated in accordance with the terms of this Agreement.

    b.        FACULTATIVE REINSURANCE.

The Reinsurer’s reinsurance coverage for any policy that is ceded facultatively under this Agreement will begin on the earlier of:

i.	The Ceding Company’s acceptance of the Reinsurer’s offer in writing; and

ii.	The date on which the Ceding Company receives the Reinsurer’s facultative offer, where said offer is the first, best offer received by the Ceding Company on the policy.

Reinsurer’s reinsurance coverage for any policy that is ceded facultatively under this Agreement will terminate simultaneously with the Ceding Company’s contractual liability for the policy reinsured, unless otherwise terminated in accordance with the terms of this Agreement.

    c.        PRE-ISSUE COVERAGE.

For facultative policies, the Reinsurer will not be liable for benefits paid under the Ceding Company’s conditional receipt or temporary insurance agreement until the earlier of: (1) the Ceding Company’s acceptance of the Reinsurer’s offer in writing, or (2) the date on which the Ceding Company receives the Reinsurer’s facultative offer, where said offer is the first, best offer received by the Ceding Company on the policy. After such time, and for automatic policies meeting all the conditions for automatic reinsurance coverage under Article 3 of this Agreement, the Reinsurer will be liable for benefits paid under the Ceding Company’s conditional receipt or temporary insurance agreement. The Reinsurer’s liability under the Ceding Company’s conditional receipt or temporary insurance agreement is limited to the lesser of i. or ii. below:

i.	The Reinsurer’s share of the Reinsurers’ Automatic Acceptance Limits shown in Section 4 of Schedule A.

ii.	The amount for which the Ceding Company is liable, less the amount the Ceding Company retained pursuant to Section 2.a. of Schedule A, less any amount of reinsurance with other reinsurers.

The pre-issue liability applies only once on any given life regardless of how many receipts were issued or initial premiums were accepted by the Ceding Company. After a policy has been issued, no reinsurance benefits are payable under this pre-issue coverage provision.

In the event that the Ceding Company’s rules with respect to cash handling and the issuance of conditional receipt or temporary insurance are not followed, the Reinsurer will participate in the liability if the conditions for automatic reinsurance are met and the Ceding Company does not knowingly allow such rules to be violated or condone such a practice. Such liability shall be limited to the lesser of i or ii above. As in all cases, the provisions of Article 14 apply to such a claim.

7.	BASIS OF REINSURANCE AMOUNT AND REINSURANCE PREMIUM RATES. a. LIFE REINSURANCE.

Reinsurance shall be on a first dollar quota share basis. The amount reinsured on a policy is the policy’s net amount at risk less the Ceding Company’s retention available on the policy less any amount of reinsurance with other reinsurers. The retention on each life, or both lives for joint policies, is shown in Section 3 of Schedule A. The net amount at risk is defined in Section 8 of Schedule A. The reinsurance premiums per $1000 are shown in Section 1 of Schedule B.

    b.        SUPPLEMENTAL BENEFITS.

For the supplemental benefits reinsured under this Agreement, the following provisions will apply:

    i.        WAIVER OF PREMIUM.

The reinsurance benefit is the premium or cost of insurance rate waived on a policy for the amount reinsured with the Reinsurer. The reinsurance premiums for this benefit are shown in Section 2.a of Schedule B. If associated with VUL base policies, the waiver of premium benefit or waiver cost of insurance rate benefit expires at the end of ten policy years, as measured from the policy’s issue date. If associated with UL base policies, the waiver of premium benefit or waiver cost of insurance rate benefit provides for waiver during total disability if the disability occurs before the insured’s attained age of 60.

    ii.        POLICY SPLIT OPTION.

Dependent on evidence of insurability, in accordance with the Ceding Company’s standard underwriting practices, reinsurance premiums for single life policies, which result from the Policy Split Option having been exercised, will reflect the original issue age and underwriting class of the insured, as well as the duration since issuance of the original policy. The original policy will be split so that no more than 50% of the original policy’s surrender value, death benefits, and policy debt are allocated to either of the resulting policies. Surrender value, death benefits, and policy debt will be split among the new policies proportionally to each other. The Policy Split Option will terminate at the earlier of the eldest insured’s attained age of 80, and the base policy’s termination. The reinsurance premiums for the Policy Split Option Rider are shown in Section 2.b of Schedule B.

    iii.        CONTEMPLATION OF DEATH RIDER.

The reinsurance premiums for the Contemplation of DeathRider are shown in Section 2.c of Schedule B.

    iv.        AUTOMATIC INCREASE RIDER.

The reinsurance premium rates for the Automatic Increase rider are shown in Section 2.d of Schedule B. The Automatic Increase Rider will be fully underwritten by the Ceding Company at policy issue. The insured designates the percentage by which the policy may be increased. Such increase can be exercised once each year by the policy owner; however, the ultimate specified amount can not be any greater than twice the original specified amount. If the insured declines any amount of the increase, they may not, at a later date, exercise the Automatic Increase Rider for the portion of the increase that they declined.

    c.        PRELIMINARY TERM INSURANCE.

Premiums for reinsurance of preliminary term insurance are at the second year rate for the insured’s attained age, as shown in Schedule B, for the fraction of a year covered.

    d.        TERM INSURANCE RENEWALS.

The reinsurance premium rates for term renewals are calculated using the original issue age, duration since issuance of the original policy, and the original underwriting classification.

    e.        TABLE RATED SUBSTANDARD PREMIUMS.

If the Ceding Company’s policy is issued with a table rated substandard premium, the reinsurance premiums shown in Section 1 .d of Schedule B will apply.

    f.        FLAT EXTRA PREMIUMS.

If the Ceding Company’s policy is issued with a flat extra premium, the reinsurance premiums shown in Section 1 .e of Schedule B will apply.

    g.        PREMIUM ADJUSTMENTS.

The reinsurance premium rates are not guaranteed. The Reinsurer reserves the right to unilaterally increase the reinsurance premium rates if the Reinsurer increases the reinsurance premium rates on all Yearly Renewable Term business reinsured by the Reinsurer. If the Reinsurer changes the rates, it will give the Ceding Company 90 days’ prior written notice of the change. Any change applies only to reinsurance premiums due after the expiration of the notice period. The maximum reinsurance premiums are equal to the statutory valuation premiums for yearly renewable term insurance at the maximum interest rates and minimum mortality rates applicable at the policy issue date.

8.     CASH VALUES OR LOANS.

This Agreement does not provide reinsurance for cash surrender values. In addition, the Reinsurer will not participate in policy loans or other forms of indebtedness on reinsured business.

9.	PAYMENT OF REINSURANCE PREMIUMS a. PREMIUM DUE.

The reinsurance premiums for each reinsurance cession are due as shown in Section 6 of Schedule A.

    b.        FAILURE TO PAY REINSURANCE PREMIUMS.

If the reinsurance premiums are 60 days past due, for reasons other than those due to error or omission as defined below in Article 19, the premiums will be considered in default and the Reinsurer may terminate the reinsurance upon 30 days’ prior written notice to the Ceding Company. The Reinsurer will have no further liability as of the termination date. The Ceding Company will be liable for the prorated reinsurance premiums to the termination date. The Ceding Company agrees that it will not force termination under the provisions of this paragraph to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

    c.        OVERPAYMENT OF REINSURANCE PREMIUM.

If the Ceding Company overpays a reinsurance premium and the Reinsurer accepts the overpayment, the Reinsurer’s acceptance will not constitute nor create a reinsurance liability nor result in any additional reinsurance. Instead, the Reinsurer will be liable to the Ceding Company for a credit in the amount of the overpayment, without interest.

    d.        UNDERPAYMENT OF REINSURANCE PREMIUM.

If the Ceding Company fails to make a full premium payment for a policy or policies reinsured hereunder, due to an error or omission as defined below in Article 19, the amount of reinsurance coverage provided by the Reinsurer shall not be reduced. However, once the underpayment is discovered, the Ceding Company will be required to pay to the Reinsurer the difference between the full premium amount and the amount actually paid, without interest. If payment of the full premium is not made within 60 days after the discovery of the underpayment, the underpayment shall be treated as a failure to pay premiums and subject to the conditions of Article 9.b., above.

    e.        RETURN OF REINSURANCE PREMIUM.

If a misrepresentation or misstatement on an application or a death of an insured by suicide results in the Ceding Company returning the policy premiums to the policy owner rather than paying the policy benefits, the Reinsurer will refund all of the reinsurance premiums it received on that policy to the Ceding Company, without interest.

This refund given by the Reinsurer will be in lieu of all other reinsurance benefits payable on that policy under this Agreement. If there is an adjustment to the policy benefits due to a misrepresentation or misstatement of age or sex, a corresponding adjustment will be made to the reinsurance benefits.

    f.        UNEARNED REINSURANCE PREMIUMS.

Unearned reinsurance premiums will be returned on deaths, surrenders and other terminations. This refund will be on a prorated basis without interest from the date of termination of the policy to the date through which a reinsurance premium has been paid.

10.     PREMIUM TAX REIMBURSEMENT.

        The Reinsurer will not reimburse the Ceding Company for premium taxes.

11.     DAC TAX AGREEMENT.

The Ceding Company and the Reinsurer hereby enter into an election under Treasury Regulations Section 1 .848-2(g) (8) whereby:

a.

For each taxable year under this Agreement, the party with the net positive consideration, as defined in the regulations promulgated under Treasury Code Section 848, will capitalize specified policy acquisition expenses with respect to this Agreement without regard to general deductions limitation of Section 848 (c) (1);

b.

The Ceding Company and the Reinsurer agree to exchange information pertaining to the net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service;

c.

The Ceding Company will submit to the Reinsurer by May 1 of each year its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Ceding Company stating that the Ceding Company will report such net consideration in its tax return for the preceding calendar year;

d.

The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company in writing within 30 days of the Reinsurer’s receipt of the Ceding Company’s calculation. If the Reinsurer does not so notify the Ceding Company, the Reinsurer will report the net consideration as determined by the Ceding Company in the Reinsurer’s tax return for the previous calendar year;

e.

If the Reinsurer contests the Ceding Company’s calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date the Reinsurer submits its alternative calculation. If the Ceding Company and the Reinsurer reach agreement on the net amount of consideration, each party will report such amount in their respective tax returns for the previous calendar year.

Both Ceding Company and Reinsurer represent and warrant that they are subject to U.S. taxation under either Subchapter L of Chapter 1, or Subpart F of Subchapter N of Chapter 1 of the Internal Revenue Code of 1986, as amended.

12.     REPORTS.

The administering party is the Ceding Company. The reporting period is monthly. For each reporting period, the Ceding Company will submit a statement to the Reinsurer with information that is substantially similar to the information displayed in Schedule C. The statement will include information on the risks reinsured with the Reinsurer, premiums owed, policy exhibit activity, and an accounting summary. Within 15 days after the end of each calendar quarter, the Ceding Company will submit a reserve credit summary similar to that shown in Schedule C.

13.     RESERVES FOR REINSURANCE.

The Reinsurer shall hold reinsurance reserves in accordance with all applicable laws and regulations that the Reinsurer deems controlling.

14.	DEATH AND DISABILITY WAIVER OF PREMIUM CLAIMS. a. NOTICE OF DEATH.

The Ceding Company will notify the Reinsurer, as soon as reasonably possible, after it receives notice of a death claim (or premium waiver disability claim) arising from a death (or disability) of an insured under a policy reinsured. Additionally, the Ceding Company will notify the Reinsurer, as soon as reasonably possible, after it receives notice of the death of the first insured.

    b.        PROOFS.

The Ceding Company will promptly provide the Reinsurer with proper death (or disability) claim proofs (including, for example, proofs required under the policy), all relevant information respecting the existence and validity of the death (or disability) claim, and an itemized statement of the death (or disability) claim benefits paid by the Ceding Company under the policy.

    c.        DEATH CLAIMS PAYABLE.

Death claims are payable only as a result of the actual death (or for waiver of premium due to disability) of an insured, to the extent reinsured under this Agreement and for which there is contractual liability for the death claim under the issuing company’s in force policy. Acceleration or estimation of reinsurance death claims on living individuals is not permitted, will not be due, owing or payable, nor will they form the basis of any claim against the Reinsurer whatsoever.

    d.        AMOUNT AND PAYMENT OF DEATH CLAIMS.

After the Reinsurer receives proper death (or disability) claim notice, proofs of the death (or disability) claim, and proof of payment of the death claim by the Ceding Company, the Reinsurer will promptly pay the reinsurance death benefits due and owing to the Ceding Company in one lump sum (or the Reinsurer will pay the Ceding Company its proportionate share of the waived premium on an annual basis). The Ceding Company’s contractual liability for death (and disability) claims is binding on the Reinsurer. The maximum death benefit payable to the Ceding Company under each reinsured policy is the net amount at risk specifically reinsured hereunder. As detailed elsewhere in Article 13 and Article 14, the Reinsurer will indemnify the Ceding Company for valid death claims under this Agreement, however, the Reinsurer will not be nor become liable for any amounts or reserves to be held by the Ceding Company on policies reinsured under this Agreement. The total reinsurance in all companies on a policy shall not exceed the Ceding Company’s total contractual liability on the policy, less its amount retained on the policy. The excess, if any, of the total reinsurance in all companies plus the Ceding Company’s retained amount on the policy over its contractual liability under the reinsured policy will first be applied to reduce all reinsurance on the policy. This reduction in reinsurance will be shared among all the reinsurers in proportion to their respective amounts of reinsurance prior to the reduction.

    e.        CONTESTED CLAIMS.

The Ceding Company will notify the Reinsurer of its intention to contest, compromise, or litigate a claim involving a reinsured policy. The Ceding Company will also provide the Reinsurer prompt notice of any legal proceedings initiated against the Ceding Company in response to its denial of a claim on a reinsured policy. If the Ceding Company’s contest, compromise, or litigation results in a reduction in its liability, the Reinsurer will share in the reduction in the proportion that the Reinsurer’s net liability bears to the sum of the net liability of all reinsurers on the insured’s date of death.

If the Reinsurer should decline to participate in the contest, compromise or litigation, the Reinsurer will then release all of its liability by paying the Ceding Company its full share of reinsurance death benefits for the policy and not sharing in any subsequent reduction in liability.

    f.        CLAIM EXPENSES.

The Reinsurer will pay its share of reasonable investigation and legal expenses connected with the litigation or settlement of contractual liability claims unless the Reinsurer has released its liability, in which case the Reinsurer will not participate in any expenses after the date of release. However, claim expenses do not include routine claim and administration expenses, including the Ceding Company’s home office expenses. Also, expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that the Ceding Company admits are payable are not a claim expense under this Agreement.

    g.        EXTRACONTRACTUAL DAMAGES.

The Reinsurer will not participate in punitive or compensatory damages that are awarded against the Ceding Company as a result of an act, omission, or course of conduct committed solely by the Ceding Company, its agents, or representatives in connection with claims covered under this Agreement. The Reinsurer will, however, pay its share of statutory penalties awarded against the Ceding Company in connection with claims covered under this Agreement if the Reinsurer elected to participate in the contest of the coverage in question in writing.

The parties recognize that circumstances may arise in which equity would require the Reinsurer, to the extent permitted by law, to share proportionately in punitive and compensatory damages that result from the claims denial decision. Such circumstances are difficult to define in advance, but would generally be those situations in which the Reinsurer was an active party and, in writing, concurred with the act or course of conduct of the Ceding Company that ultimately resulted in the assessment of the extra-contractual damages. In such situations, the Reinsurer will reimburse the Ceding Company in an amount equal to the Reinsurer’s proportionate share of the net amount at risk under the policy.

        For purposes of this Article, the following definitions will apply.

“Punitive Damages” are those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute.

“Compensatory Damages” are those amounts awarded to compensate for the actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

“Statutory Penalties” are those amounts awarded as a penalty, but are fixed in amount by statute. In no event, for purposes of this Agreement, does the term include Punitive Damages.

15.	POLICY CHANGES. a. NOTICE.

If a reinsured policy is changed, a corresponding change will be made in the reinsurance coverage for that policy. The Ceding Company will notify the Reinsurer of the change in the Ceding Company’s next accounting statement.

    b.        INCREASES.

If life insurance on a reinsured policy is increased and the increase is subject to evidence of insurability , then the increase of life insurance on the reinsured policy will be administered the same as the issuance of a new policy. If the increase is not subject to new underwriting evidence, and increases are scheduled and known at issue, then the increase will be automatically accepted by the Reinsurer, but the total amount of reinsurance is not to exceed the Reinsurers’ Automatic Acceptance Limits shown in Section 4 of Schedule A. Reinsurance rates will be based on the original issue age, duration since issuance of the original policy and the original underwriting classification. Other increases not subject to new underwriting evidence are not allowed under this Agreement.

    c.        REDUCTIONS OR TERMINATIONS.

If life insurance on a reinsured policy is reduced, then reinsurance will be reduced proportionately so that the portion reinsured, as outlined in Section 2 of Schedule A, remains the same. If life insurance on a reinsured policy is terminated, then reinsurance will cease on the date of such termination.

Reductions and terminations are permitted only when the underlying policyholder directs such a reduction or termination of the issuing company policy that is in force at the time that the reductions and terminations take place.

    d.        RISK CLASSIFICATION CHANGES.

If a policyholder requests a Table Rating reduction or removal of a Flat Extra, such change will be underwritten according to the Ceding Company’s Underwriting Guidelines as set forth in Exhibit I. Risk classification changes on facultative policies will be subject to the Reinsurer’s approval.

16.	EXCHANGES AND REPLACEMENTS. a. NOTICE.

If a policy reinsured under this Agreement is exchanged or replaced, as defined below in I 6.b, the Ceding Company will notify the Reinsurer of the change in the Ceding Company’s next accounting statement. Unless mutually agreed otherwise in writing, policies that are not reinsured with the Reinsurer and that are exchanged or replaced with a plan covered under this Agreement will not be reinsured hereunder.

    b.        EXCHANGES AND REPLACEMENTS.

A policy resulting from an internal exchange or replacement will be underwritten by the Ceding Company in accordance with its underwriting guidelines, standards and procedures for exchanges and replacements. If the Ceding Company’s guidelines treat the policy as new business, then the reinsurance will also be considered new business. For purposes of this Article, new business is defined as those policies on which:

a.	the Ceding Company has obtained complete and current underwriting evidence on the full amount; and

    b.        the full normal commissions are paid for the new plan; and

    c.        the suicide and contestable provisions apply as if the policy were newly issued.

The Reinsurer’s approval to exchange or replace the policy will be required if the original policy was reinsured on a facultative basis. If the Ceding Company’s guidelines do not treat the policy as new business, the exchange or replacement will continue to be ceded to the Reinsurer. The rates will be based on the original issue age, underwriting class and duration since the issuance of the original policy.

    c.        POLICY SPLIT OPTION.

Reinsurance premiums for single life policies, which result from the Policy Split Option having been exercised, will reflect the original issue age and underwriting class of the insured, as well as the duration since issuance of the original policy. The original policy will be split so that no more than 50% of the original policy’s surrender value, death benefits, and policy debt are allocated to either of the resulting policies. Surrender value, death benefits, and policy debt will be split among the new policies proportionally to each other. The Policy Split Option will terminate at the earlier of the eldest insured’s attained age of 80, and the base policy’s termination. The reinsurance premiums for policies resulting from the Policy Split Option are shown in Section 2.b of Schedule B.

    d.        DE-ARBITRAGE ON POLICIES SOLD BY STP.

If a policy sold by the STP marketing group is de-arbitraged, the Ceding Company will issue a new policy dated as of the date of de-arbitrage. If both insureds are alive, the new policy would be a survivorship policy. If one insured is dead, the new policy will be a single life Universal Life policy. Policy loads and COI’s would be a continuation of the original scale. Reinsurance premiums would also continue on a point-in-scale basis, reflecting the original issue age and underwriting class of the insured, as well as the duration since issuance of the original policy. The reinsurance premiums would continue to be from Section 1 .a, if a survivor policy, and from Section 1 .c of Schedule B if a single life Universal Life policy.

17.	POLICYHOLDER REINSTATEMENTS. a. AUTOMATIC REINSTATEMENT.

If the Ceding Company reinstates a policy that was originally ceded to the Reinsurer as automatic reinsurance using conventional underwriting practices, the Reinsurer’s reinsurance for that policy will be reinstated.

    b.        FACULTATIVE REINSTATEMENT.

If the Ceding Company has been requested to reinstate a policy that was originally ceded to the Reinsurer as facultative reinsurance, the Ceding Company will resubmit the case to the Reinsurer for underwriting approval before the reinsurance can be reinstated.

    c.        PREMIUM ADJUSTMENT.

The reinsurance premiums for the interval during which the policy was lapsed will be paid to the Reinsurer on the same basis as the Ceding Company charged its policyholder for the reinstatement.

18.	INCREASE IN MAXIMUM DOLLAR RETENTION LIMITS AND RECAPTURE. a. NEW BUSINESS.

If the Ceding Company increases its Maximum Dollar Retention Limits listed in Section 3 of Schedule A, then it may, at its option and with 90 days’ written notice to the Reinsurer, increase its Maximum Dollar Retention Limits shown in Section 3 of Schedule A for policies issued after the effective date of the Maximum Dollar Retention Limit increase.

A change to the Ceding Company’s Maximum Dollar Retention Limits will not affect the reinsured policies in force except as specifically provided in paragraph 18.b, below. Furthermore, unless agreed between the parties, an increase in Ceding Company’s Maximum Dollar Retention Limits will not effect an increase in the total risk amount that it may automatically cede to the Reinsurer.

    b.        RECAPTURE.

If the Ceding Company increases its Maximum Dollar Retention Limits listed in Section 3 of Schedule A, then it may, with 90 days’ written notice to the Reinsurer, reduce or recapture the reinsurance in force subject to the following requirements:

i.	An in-force cession is not eligible for recapture until it has been reinsured for the minimum number of years shown in Section 7 of Schedule A. The effective date of the reduction in reinsurance will be the later of the first policy anniversary following the expiration of the 90-day notice period to recapture and the policy anniversary date when the required minimum number of years is attained.

ii.	On all policies eligible for recapture, reinsurance will be reduced by the amount necessary to increase the total insurance retained up to the new Maximum Dollar Retention Limits.

iii.	If more than one policy per life is eligible for recapture, then any recapture must be effected beginning with the policy with the earliest issue date and continuing in chronological order according to the remaining policies’ issue dates.

iv.	The Ceding Company may not rescind its election to recapture for policies becoming eligible at future anniversaries.

v.	Recapture of reinsurance will not be allowed on any policy for which the Ceding Company did not keep its Maximum Dollar Retention Limit at issue. The Ceding Company’s Maximum Dollar Retention Limits are stated in Section 3 of Schedule A.

vi.	If any policy eligible for recapture is also eligible for recapture from other reinsurers, the reduction in the Reinsurer’s reinsurance on that policy will be in proportion to the total amount of reinsurance on the life with all reinsurers.

vii.	Recapture will not be made on a basis that may result in any anti-selection against the Reinsurer. The Reinsurer maintains the discretion to determine when anti-selection has occurred.

19.     ERROR AND OMISSION.

Any unintentional or accidental failure of the Ceding Company or the Reinsurer to comply with the terms of this Agreement which can be shown to be the result of an oversight, misunderstanding or clerical error, will not be deemed a breach of this Agreement. Upon discovery, the error will be corrected so that both parties are restored to the position they would have occupied had the oversight, misunderstanding or clerical error not occurred. Should it not be possible to restore both parties to such a position, the Ceding Company and the Reinsurer shall negotiate in good faith to equitably apportion any resulting liabilities and expenses.

This provision applies only to oversights, misunderstandings or clerical errors relating to the administration of reinsurance covered by this Agreement. This provision does not apply to the administration of the insurance provided by the Ceding Company to its insured or any other errors or omissions committed by the Ceding Company with regard to the policy reinsured hereunder.

20. INSOLVENCY.

In the event that the Ceding Company is deemed insolvent, all reinsurance death or disability claims payable hereunder will be payable by the Reinsurer directly to the Ceding Company, its liquidator, receiver or statutory successor, without diminution because of the insolvency of the Ceding Company. It is understood, however, that in the event of such insolvency, the liquidator, receiver or statutory successor of the Ceding Company will give written notice to the Reinsurer of the pendency of a death or disability claim against the Ceding Company on a risk reinsured hereunder within a reasonable time after such death or disability claim is filed in the insolvency proceeding. Such notice will indicate the policy reinsured and whether the death or disability claim could involve a possible liability on the part of the Reinsurer. During the pendency of such claim, the Reinsurer may investigate such death or disability claim and interpose, at its own expense, in the proceeding where such death or disability claim is to be adjudicated, any defense or defenses it may deem available to the Ceding Company, its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are participating in the same death or disability claim and a majority in interest (determined with respect to shares of net amount at risk) elects to interpose a defense or defenses to any such death or disability claim, the expense will be apportioned among the reinsurers in the same proportion that the reinsurer’s net liability bears to the sum of the net liability of all reinsurers on the insured’s date of death or disability.

In the event of the insolvency of the Reinsurer, the Ceding Company may terminate this Agreement for new business by promptly providing the Reinsurer, its receiver, rehabilitator, conservator, liquidator or statutory successor with written notice of the termination effective the date on which the Reinsurer’s insolvency is established by the Insurance Commissioner of the Reinsurer’s State of Domicile. Any requirement for a notification period prior to the termination of the Agreement for new business would not apply under such circumstances.

In addition, the Ceding Company may provide the Reinsurer, its receiver, rehabilitator, conservator, liquidator or statutory successor with 90 days written notice of its intent to recapture all, but not less than all, of the reinsurance in force under this Agreement, regardless of the duration the reinsurance has been in force or the amount retained by the Ceding Company on the policies reinsured hereunder. The effective date of a recapture due to insolvency will be 90 days after the expiration of the initial written notice of the Ceding Company’s intent to recapture, and would not be earlier than the date on which the Reinsurer’s insolvency is established by the Insurance Commissioner of the Reinsurer’s State of Domicile. The Ceding Company’s written notice of its intent to recapture will be sent to the Reinsurer via first-class, registered or certified United States mail. Any Recapture Fee applicable will be mutually agreed upon by the Ceding Company and the Reinsurer, its rehabilitator, conservator, liquidator or statutory successor. The Ceding Company’s right to terminate or recapture the business reinsured under this Agreement, pursuant to the terms of this Article 20, will expire when the conditions shown in this Article 20 are no longer satisfied.

21. ARBITRATION.

Any controversy arising hereafter between the Ceding Company and the Reinsurer relating to policies covered under this Agreement or the breach thereof will be referred to three arbitrators. These arbitrators must be officers of Life Insurance Companies or Life Reinsurance Companies excluding officers of the parties to this Agreement, their affiliates or subsidiaries or past employees of any of these entities. The arbitrators will regard this Agreement from the standpoint of practical business as well as the law, and are empowered to determine the interpretation of the treaty obligation.

Each party will appoint one arbitrator and these two arbitrators will select a third arbitrator within two weeks of the appointment of the second. If either party refuses or neglects to appoint an arbitrator within 60 days after receipt of the written request for arbitration, the other party may appoint a second arbitrator. Should the two arbitrators not agree on the choice of the third, then each party will name four candidates to serve as the arbitrator. Beginning with the party who did not initiate arbitration, each party will eliminate one candidate from the eight listed until one candidate remains. If this candidate declines to serve as the arbitrator, the candidate last eliminated will be approached to serve. This process will be repeated until a candidate has agreed to serve as the third arbitrator.

The arbitration hearing will be held in Galveston, Texas on the date fixed by the arbitrators. The written decision of a majority of the arbitrators will be final and binding on both parties and their respective successors and assigns.

The arbitrators will render a decision within four months of the appointment of the third arbitrator, unless both parties agree otherwise. In the event no decision is rendered within four months, new arbitrators will be selected as above.

Alternatively, if both parties consent, any controversy may be settled by arbitration in accordance with the rules of the American Arbitration Association.

Unless the Arbitrators decide otherwise, each party will bear the expense of its own arbitration, including its arbitrator and outside attorney fees and will jointly and equally bear with the other party the expense of the third arbitrator.

Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof

It is specifically the intent of both parties that these arbitration provisions will replace and be in lieu of any statutory arbitration provision, if the law so permits.

22.     OFFSET.

All amounts due or otherwise accrued to any of the parties hereto or any of their parents, affiliates, or subsidiaries, whether by reason of premiums, losses, expenses, or otherwise, under this agreement or any other contract heretofore or hereafter entered into, will at all times be fully subject to the right of offset and only the net balance will be due and payable. The right of offset will not be affected or diminished because of the insolvency of either party.

23.     GOOD FAITH; FINANCIAL SOLVENCY.

All matters with respect to this Agreement require the utmost good faith of both parties. Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party will promptly notify the other if it is subsequently financially impaired.

The Reinsurer has entered into this Agreement in reliance upon the Ceding Company’s representations and warranties. The Ceding Company affirms that it has and will continue to disclose all matters material to this Agreement. Examples of such matters are a change in underwriting or issue practices or philosophy, a change in senior underwriting or senior claims management personnel, or a change in the Ceding Company’s ownership or control.

The Ceding Company affirms that the underwriting, administration and claims practices it employs are consistent with the customary and usual practices of the insurance industry as a whole. Should the Ceding Company engage in exceptional or uncustomary practices, it will inform the Reinsurer of such action and obtain its written consent before assigning any liability to the Reinsurer with respect to any policies covered under this Agreement. The Reinsurer or its representatives have the right at any reasonable time to inspect the Ceding Company’s records relating to this Agreement.

24.     TERM OF THIS AGREEMENT AND TERMINATION.

It is understood that these products have been jointly developed. Each party has had an opportunity to fully review the products and neither party will rely on the other party with regard to this development process.

This Agreement is unlimited as to its duration. The Reinsurer or the Ceding Company may terminate this Agreement for new business by giving at least 90 days written notice to that effect to the other party. During the 90 day notification period, the Reinsurer will continue to accept policies covered under the terms of this Agreement.

Further, the Reinsurer remains liable for all reinsured policies in force at the date of the termination, set forth in the notice, until their natural expiration, unless the parties mutually decide otherwise or as specified otherwise in this Agreement.

Either party may terminate this Agreement with respect to the reinsurance of new business immediately upon a material breach of this Agreement by, or the insolvency of, the other party.

25.     MEDICAL INFORMATION BUREAU.

The Reinsurer is required to strictly adhere to the Medical Information Bureau Rules, and the Ceding Company agrees to abide by these Rules, as amended from time to time. The Ceding Company will not submit a preliminary notice, application for reinsurance, or reinsurance cession to the Reinsurer unless the Ceding Company has an authentic, signed preliminary or regular application for insurance in its home office and the current required Medical Information Bureau authorization.

26. SEVERABILITY

In the event that any court, arbitrator, or administrative agency determines any provision or term of this Agreement to be invalid, illegal or unenforceable, all of the other terms and provisions of this Agreement shall remain in full force and effect to the extent that their continuance is practicable and consistent with the original intent of the parties. However, in the event this Article is exercised and the Agreement no longer reflects the original intent of the parties, the parties agree to attempt to renegotiate this Agreement in good faith to carry out its original intent.

27. SURVIVAL.

All provisions of this Agreement shall survive its termination to the extent necessary to carry out the purposes of this Agreement or to ascertain and enforce the parties’ rights or obligations hereunder existing at the time of termination.

28.     NON-WAIVER.

No waiver by either party of any violation or default by the other party in the performance of any promise, term or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other promise, term or condition of this Agreement. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision hereof The failure of either party to enforce any part of this Agreement shall not constitute a waiver by such party of its right to do so, nor shall it be deemed to be an act of ratification or consent.

29.     TEXAS LAW AND JURISDICTION.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to any jurisdiction’s choice of law rules. In the event of the need for a judicial determination respecting this Agreement, the Ceding Company and the Reinsurer will consent to the jurisdiction of any court of general jurisdiction within the State of Texas.

SCHEDULE A

COVERAGE AND LIMITS

PLANS REINSURED:

The policy plans and supplemental benefits eligible for automatic and facultative reinsurance coverage are:

                           Plans                                                 Form Numbers
  ------------------------------------------------------------------------------------------------------------------
  Joint and Last Survivor UL                                                        USLIP
  ------------------------------------------------------------------------------------------------------------------
  Joint and Last Survivor VUL                                                    SVUL, SVULPA
  ------------------------------------------------------------------------------------------------------------------
  Policy Split Option
  ------------------------------------------------------------------------------------------------------------------
  Contemplation of Death Rider
  ------------------------------------------------------------------------------------------------------------------
  Automatic Increase Rider
  ------------------------------------------------------------------------------------------------------------------
  Waiver of Premium                                                              WPDIS, WPFD
  ------------------------------------------------------------------------------------------------------------------
2.	REINSURANCE AMOUNT: a. Automatic Reinsurance:

The Ceding Company shall retain 50.00% of the Net Amount at Risk, as defined in Section 8 of Schedule A, up to the Ceding Company’s Maximum Dollar Retention Limits as shown in Section 3 of Schedule A, with the remaining amount to be ceded to the pool.

Subject to the Reinsurers’ Automatic Acceptance Limits in Section 4 of Schedule A, the Reinsurer shall reinsure 35.00% of the Net Amount at Risk up to the Ceding Company’s Maximum Dollar Retention Limits and 70.00% of the Net Amount at Risk beyond the Ceding Company’s Maximum Dollar Retention Limit.

    b.        Facultative Reinsurance:

The Ceding Company’s amount and the Reinsurer’s amount of the Net Amount at Risk shall be determined on a case-by-case basis for facultative cessions.

3.	CEDING COMPANY’S MAXIMUM DOLLAR RETENTION LIMITS: a. Life Insurance:

For policies whose issue dates fall between November 1, 1997 and August 31, 2003: The Ceding Company will retain a maximum of $700,000 per life at all issue ages and table ratings. However, if the amount of insurance issued and applied for in all companies equals or exceeds $10,000,000, the Ceding Company’s retention will be $350,000.

        For policies whose issue dates are on or after September 1, 2003:

The Ceding Company will retain a maximum of $700,000 per life at all issue ages and table ratings.

    b.        Disability Waiver of Premium Benefit:

For the Waiver of Premium benefit, the Ceding Company will retain its proportionate share of the premiums, or the cost of insurance rates, that are necessary to support the death benefit corresponding to the Net Amount at Risk retained by the Ceding Company on the base life policy.

SCHEDULE A, CONTINUED

4.     REINSURERS’ AUTOMATIC ACCEPTANCE LIMITS:

On each life, the amount automatically reinsured under all agreements with all reinsurers must not exceed the following:

        For policies whose issue dates fall between November 1, 1997 and November 30, 2003:

                    Issue Ages                          Automatic Limits
                    ALL                                 $10,000,000
For permanent plans, the total mortality rating of both insureds combined will not exceed 20 tables. However, in the event the healthier life is a Table 8 or better, then the life with the less favorable mortality rating may be any table rating, including uninsurable.

        For policies whose issue dates are on or after December 1, 2003:

 Issue Ages                             Standard through Table 4             Greater than Table 4*
 Othrough8O                             $10,000,000                          $10,000,000
 81 through 85                          $10,000,000                          $0
 86+                                    $0                                   $0
For joint second-to-die policies, the maximum amount in the table above will be determined by the life that produces the largest amount.

The total mortality rating on the insurable life (lives) must not be higher than 500% for permanent plans and 300% for term plans and term riders, or the equivalent on a flat extra premium basis.

For	automatic reinsurance on a policy where one life is uninsurable, the following must be true: 1) The uninsurable life must have a life expectancy of at least 1 year; and 2) The healthy life must be less than or equal to age 75; and 3) The healthy life must be rated Table 8 or less.

5.	AUTOMATIC IN FORCE AND APPLIED FOR LIMIT: $25,000,000

6.	PREMIUM DUE:

Reinsurance premiums are due annually in advance. These premiums are due on the issue date and each subsequent policy anniversary.

7.     RECAPTURE PERIOD:

Recapture is only allowed in accordance with Article l8.b of this Agreement. The minimum number of years for a cession to be reinsured before it is eligible for recapture pursuant to Article 1 8.b. is 20 years.

SCHEDULE A, CONTINUED

8.     NET AMOUNT AT RISK:

The Net Amount at Risk on the policies and riders eligible for reinsurance under this Agreement, is defined below:

Option A Base Policy: The Net Amount at Risk is the Death Benefit minus the Account Value, where the Death Benefit is the greater of the Face Amount or the minimum amount required under Section 7702 of the IRC.

Option B Base Policy: The Net Amount at Risk is the Death Benefit minus the Account Value, where the Death Benefit is the greater of the Face Amount plus Policy Value or the minimum amount required under Section 7702 of the IRC, if applicable.

Waiver of Premium: The Net Amount at Risk is premium waived on a policy for the amount reinsured with the Reinsurer.

Contemplation of Death Rider: The Net Amount at Risk is the Rider Face Amount. Automatic Increase Rider: The Net Amount at Risk is the Rider Face Amount.

        For purposes of this Agreement, the following will apply:

The Face Amount is the amount the Ceding Company uses to determine the death benefit and proceeds payable under the policy. The Initial Base Face Amount will be shown in the Policy Data page of the policy.

SCHEDULE B

REINSURANCE PREMIUMS — YEARLY RENEWABLE TERM BASIS

REINSURANCE PREMIUMS:

    a.        Joint and Last Survivor Universal Life Plan:

Standard annual reinsurance premiums per $1000 reinsured, pursuant to Article 7, are determined using the 1980 CSO Table, attached as Schedule B—I, Frasierized using the Frasierization calculation, attached as Schedule B—Il, multiplied by the appropriate American National COI Factor*, attached as Schedule B—Ill, as determined by the Joint Equal Age

                  Calculation, attached as Schedule B--IV, less the following allowances:
                      First Year                                             100%
                      Renewal Years                                          45%
*American National COI Factors from Schedule B—Ill are further subject to minimums of .25 for two non-smokers, .325 for one non-smoker and one smoker, and .40 for two smokers.

    b.        Joint and Last Survivor Variable Universal Life Plan:

Standard annual reinsurance premiums per $1000 reinsured for the above listed plan are the Survivorship Variable Universal Life Current Cost of Insurance rates attached as Schedule B— V, Frasierized using the Frasierization calculation, attached to this Schedule B as Schedule B— II, less the following allowances:

                       First Year                                             100%
                       Renewal Years                                         45%

    c.        De-Arbitraged Single Life Universal Life Plan:

Standard annual reinsurance premiums per $1000 reinsured for the above listed plan are determined using the 75-80 SOA ALB Table, attached as Schedule B—VI, multiplied by a Single Life Discount Factor, attached to this Schedule B, as Schedule B—VII.

d.	Table rated substandard reinsurance premiums are the appropriate multiple of the standard reinsurance premiums (25% per table) less the allowances shown under Section 1 of this Schedule B.

e.	Flat Extra reinsurance premiums are the following percentages of such premiums charged the insured:

            Permanent flat extra premiums (for more than 5 years duration)

             First Year                                          25%
             Renewal Years                                       90%

             Temporary flat extra premiums (for 5years or less duration)
             All Years                                           90%

SCHEDULE B, CONTINUED

2.	NET COINSURANCE PREMIUMS — SUPPLEMENTAL BENEFITS: a. DISABILITY WAIVER OF PREMIUM:

Disability Waiver of Premium Benefit reinsurance premiums are such premiums or Cost of Insurance Rates charged the insured for the reinsured portion of the policy, less the following allowances:

                    Year                                               Allowance
                    1                                                  100%
                    2+                                                 45%

    b.        POLICY SPLIT OPTION:

When the Policy Split Option is exercised, the reinsurance premium rates for the resulting single life policies will be the single life reinsurance premium rates (75-80 SOA ALB Table) attached to this Schedule B, as Schedule B—VI, applied on a point-in-scale basis, for the reinsured portion of the policy, multiplied by a Single Life Discount Factor, attached to this Schedule B, as Schedule B—VII.

    c.        CONTEMPLATION OF DEATH RIDER:

Contemplation of Death Rider reinsurance premiums are such premiums charged the insured for the reinsured portion of the policy, less the following allowances:

             First Year                                                  100%
             Renewal Years                                               45%

AUTOMATIC INCREASE RIDER:

Automatic Increase reinsurance premiums are 90% of such premiums or Cost of Insurance Rates charged the insured for the for the reinsured portion of the policy, less the following allowances:

             First Year                                                  100%
             Renewal Years                                               45%
3.	AGE BASIS: Age Last Birthday

SCHEDULE B—I

REINSURANCE PREMIUMS

STANDARD ANNUAL REINSURANCE PREMIUMS

1980 CSO Table, Age Last Birthday

SCHEDULE B—Il

REINSURANCE PREMIUMS

STANDARD ANNUAL REINSURANCE PREMIUMS

Frasierizatjon Calculation

SCHEDULE B-Il

REINSURANCE PREMIUMS

Calculation of “Frasierized” Second to Die Mortality Rates

SCHEDULE B—Ill

REINSURANCE PREMIUMS

STANDARD ANNUAL REINSURANCE PREMIUMS

American National COI Factors

SCHEDULE B—IV

REINSURANCE PREMIUMS

STANDARD ANNUAL REINSURANCE PREMIUMS

Joint Equal Age Calculation

Joint Equal Age Algorithm

Steps

First, calculate adjusted ages for both insureds using Tables 1 — 3. Second, use the difference in adjusted ages to enter Table 4 and add that factor to the youngest adjusted age. The resulting Joint Equal Age is used as the issue age in determining the premium from the joint life scale. If at least one of the insureds is a non-smoker then the non-smoker scale must be used.

1.

Look up the appropriate factor from each of tables 1 and 2 (Sex / Smoking Status and Table Rating). Add each factor to the insured’s actual age. Note that the Sex / Smoking Status factors vary depending on which premium scale is being used (see step 0 above.) Also note that the premium scales are for male / female combinations and the algorithm (in a sense) converts female age to male. (Other companies may convert to male/female scales.)

2.

From Table 3 (Flat Extras) look up the factor according to the actual age and sex of the insured and the duration of the flat extra. If the exact duration is not shown in the table use the nearest to the actual. Multiply the factor by the number of dollars of flat extra per $1,000. Round the result to the nearest whole number. Add the rounded result to the insureds’ respective ages (as already adjusted in step 1).

3.	Calculate the absolute difference in adjusted age and use that to enter into Table 4. Add the Table 4 factor to the lesser of the two adjusted ages.

EXAM PLES

SCHEDULE B—V

REINSURANCE PREMIUMS

STANDARD ANNUAL REINSURANCE PREMIUMS

Survivorship Variable Universal Life Current Cost of Insurance Rates

SCHEDULE B—VI

REINSURANCE PREMIUMS

STANDARD ANNUAL REINSURANCE PREMIUMS

75-80 SOA ALB Table

SCHEDULE B—VII

REINSURANCE PREMIUMS

STANDARD ANNUAL REINSURANCE PREMIUMS

Single Life Discount Factor

SCHEDULE C

REPORTING INFORMATION

INFORMATION ON RISKS REINSURED

                       1.    Type of Transaction
                       2.    Effective Date of Transaction
                       3.    Automatic/Facultative Indicator
                       4.    Policy Number
                       5.    Full Name of Insured
                       6.    Date of Birth
                       7.    Sex
                       8.    Smoker/Nonsmoker
                       9.    Policy Plan Code
                       10.   Insured's State of Residence
                       11.   Issue Age
                       12.   Issue Date
                       13.   Duration from Original Policy Date
                       14.   Face Amount Issued
                       15.   Reinsured Amount (Initial Amount)
                       16.   Reinsured Amount (Current Amount at Risk)
                       17.   Change in Amount at Risk Since Last Report
                       18.   Death Benefit Option (For Universal Life Type Plans)
                       19.   ADB Amount (If Applicable)
                       20.   Substandard Rating
                       21.   Flat Extra Amount Per Thousand
                       22.   Duration of Flat Extra
                       23.   PW Rider (Yes or No)
                       24.   Previous Policies (Yes or No)
                       25.   Premiums

SCHEDULE C, CONTINUED

SAMPLE POLICY EXHIBIT SUMMARY

(Life Reinsurance Only)

SCHEDULE C, CONTINUED

SCHEDULE D

FACULTATIVE FORMS

        (See attached sample forms.)

Application for Reinsurance Notification of Reinsurance

EXHIBIT I

CEDING COMPANY’S UNDERWRITING GUIDELINES

AMENDMENT TO REINSURANCE AGREEMENT

Effective November 1, 1997

WHEREAS, American National Insurance Company (“American National”) and Security Life of Denver Insurance Company (“Security Life”) entered into a reinsurance agreement dated November 1, 1997 (“Reinsurance Agreement”) and,

WHEREAS, American National and Security Life have agreed to amend the Reinsurance Agreement;

NOW, THEREFORE, it is hereby agreed that, notwithstanding any other terms and conditions in the Reinsurance Agreement, American National shall be fully and solely responsible for and shall hold Security Life harmless from any and all liability, damages, costs, fines, punitive damages, expenses, and attorneys fees resulting from direct or indirect claims or causes of action directly relating to premiums exceeding the limitations found in Internal Revenue Code § 7702. Except as expressly amended herein, all other terms and conditions of the Reinsurance Agreement remain in full force and effect.

AMERICAN NATIONAL NSURANCE COMPANY